Exhibit 99.1
Post Holdings Declares Dividend on Series B and
Series C Convertible Preferred Stock

St. Louis, Missouri - October 22, 2014 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors declared a quarterly dividend of $0.9375 per share on the Company’s 3.75% Series B Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of August 15, 2014 to November 14, 2014.
The Board of Directors also declared a quarterly dividend of $0.625 per share on the Company’s 2.5% Series C Cumulative Perpetual Convertible Preferred Stock for the dividend period from the date of August 15, 2014 to November 14, 2014.
As the payment date of November 15, 2014 falls on a Saturday, both dividends will be paid on November 17, 2014 to preferred shareholders as of November 1, 2014.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, active nutrition and private label food categories. Post’s center-of-the-store portfolio includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post® Shredded Wheat, Post® Raisin Bran, Grape-Nuts® and Honeycomb®. Post also offers premium natural and organic cereal, granola and snacks through the Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm® and Willamette Valley Granola Company™ brands. Post’s refrigerated portfolio, through Michael Foods, includes value-added egg products, refrigerated potato products and cheese and other dairy case products and the Papetti’s®, All Whites®, Better’n Eggs®, Easy Eggs®, Abbotsford Farms®, Simply Potatoes® and Crystal Farms® brands. Post’s active nutrition platform aids consumers in adopting healthier lifestyles and includes the Dymatize®, Premier Protein®, Supreme Protein®, PowerBar®, Musashi® and Joint Juice® brands. Post also manufactures private label cereal, granola, low and no cholesterol egg products, dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts servicing the private label retail, foodservice and ingredient channels. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626